Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

FIVE9, INC.

WARRANT TO PURCHASE SHARES

This warrant (the “Warrant”) is issued as of February 26, 2008, to                          (the “Investor”) by Five9, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Convertible Secured Promissory Note and Warrant Purchase Agreement, dated as of February             , 2008, as such agreement may be amended, modified or supplemented from time to time (the “Purchase Agreement”), in connection with the Investor’s commitment to purchase certain Notes (as defined in the Purchase Agreement).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Purchase Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of Series A-2 Preferred Stock (the “Shares”), that equals the quotient obtained by dividing (a) the Warrant Coverage Amount (as defined below) by (b) the Exercise Price (as defined below).

2. Definitions.

(a) Exercise Price. The exercise price for the Shares shall be $0.163 per share (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications, combinations and the like) (the “Exercise Price”).

(b) Exercise Period. This Warrant shall be exercisable, in whole or in part, until the earliest to occur of (i) the seven (7)-year anniversary of the date hereof; or (ii) the issuance and sale of shares of the Company’s common stock in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Exercise Period”).

(c) Warrant Coverage Amount. The term “Warrant Coverage Amount” means an amount equal to Eleven Thousand Four Hundred Forty-Seven Dollars and Ninety-Eight Cents ($11,447.98).

(d) Shares. The term “Shares” means shares of the Company’s Series A-2 Preferred Stock.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2(b) above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with delivery of an executed notice of Exercise in the form attached as Exhibit A to the Secretary of the Company at its principal offices; and

(ii) the payment to the Company in cash, check or wire transfer of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Net Exercise. In lieu of cash exercising this Warrant pursuant to Section 3 above, the holder of this Warrant may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

Y (A - B)
X =	A

Where

X —	The number of Shares to be issued to the holder of this Warrant.

Y —	The number of Shares purchasable under this Warrant.

A —	The fair market value of one Share.

B —	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing bid and asked prices of Shares, or common stock issuable upon the conversion thereof, as applicable, quoted in the over-the-counter market in which the Shares, or common stock issuable upon the conversion thereof, as applicable, are traded or the closing price quoted on any exchange on which the Shares, or common stock issuable upon the conversion thereof, as applicable, are listed or the Nasdaq Global Market, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange or the Nasdaq Global Market). If the Shares, or common stock issuable upon the conversion thereof, as applicable, are not traded on the over-the-counter market or on an exchange or the Nasdaq Global Market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors, or, if this Warrant is exercised in connection with and contingent upon an initial public offering of the Company’s capital stock, the fair market value shall be the price per share at which shares of the Company’s stock are sold to the public as set forth in the final prospectus in connection with such offering.

5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so purchased, shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the subscription notice.

6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issuance thereof and issued in compliance with all applicable federal and State securities laws.

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine the Shares, or issue additional Shares as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at an aggregate Exercise Price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Conversion. If all of the Company’s outstanding Series A-2 Preferred Stock is redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the Shares received thereupon had been simultaneously converted into shares of Common Stock, in each case immediately prior to such redemption or conversion. Appropriate provisions shall be made with respect to the rights and interests of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of Common Stock deliverable upon exercise hereof, and appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares of Common Stock purchasable under this Warrant (as adjusted) shall remain the same.

(d) Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company, after the date this Warrant was issued, of securities other than “Excluded Stock” (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”) at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with the Company’s Certificate of Incorporation.

(e) Notice of Adjustment. When any adjustment is required to be made in the number or kind of Shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(f) Assumption of Warrant.

If upon the closing of any Change of Control (as defined in the Notes) the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Change of Control. The Exercise Price shall be adjusted accordingly. The Company shall uses reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

If upon the closing of any Change of Control the successor entity does not assume the obligations of this Warrant and Investor has not otherwise exercised this Warrant in full, then this Warrant shall be deemed to have been automatically converted pursuant to this Section 7(f) and thereafter Investor shall participate in the Change of Control on the same terms as other holders of the same class of securities of the Company.

8. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional Shares of the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. Representations of the Company. The Company represents that all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant have been taken.

10. Restrictive Legend.

The Shares (unless registered under the Securities Act of 1933, as amended (the “Act”)) shall be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

11. Warrants Transferable. Subject to compliance with the terms and conditions of this Section 11, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer (including the Form of Transfer attached hereto at Exhibit B). With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees not to make any sale or other disposition of all or a portion of this Warrant or the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitations, this Seciton 11, and the holder gives written notice to the Company prior thereto, describing briefly the manner of such sale or disposition, together with a written opinion of counsel reasonably satisfactory to the Company, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law; provided, however, that the Company will not require a written opinion of such holder’s counsel or any other evidence relating to registration or qualification for any transfers by the holder to any of the Investors (as such term is defined in the Purchase Agreement) or their Affiliates (as such term is defined in the Purchase Agreement). Upon receiving such written notice and satisfactory opinion or other evidence, if so required, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 11 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the opinion of counsel for the Company, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

12. Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance or other otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been duly exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

13. Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give holder (1) at least twenty (20) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least twenty (20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).

14. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Series A-2 Preferred Stock a sufficient number of shares to provide for the issuance of Series A-2 Preferred Stock upon the exercise of this Warrant (and shares of its Common Stock for issuance on conversion of such Series A-2 Preferred Stock) and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to provide sufficient reserves of shares of Series A-2 Preferred Stock issuable upon exercise of the Warrant (and shares of its Common Stock for issuance on conversion of such Series A-2 Preferred Stock). The Company agrees that, upon exercise of this Warrant, the Company’s officers who are charged with the duty of executing stock certificates will have full authority to execute and issue the necessary certificates for shares of Series A-2 Preferred Stock upon the exercises of this Warrant.

15. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) give (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid; (b) upon delivery, if delivered by hand; (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid; or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the holder, at the holder’s address as set forth on the signature page to the Purchase Agreement and (ii) if to the Company, at the address of its principal corporate offices (attention: Chief Executive Officer) or at such other address as a party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above.

16. “Market Stand-Off” Agreement.

(a) In connection with the initial public offering of the Company’s securities, the holder of this Warrant agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of such underwriters, for such period of time (not to exceed one hundred eighty (180) days or such other period, not to exceed thirty (30) days after the expiration of the market stand-off period, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendation and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4) (or any successor provisions or amendments thereto from the effective date of such registration as may be requested by the Company or the managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering, provided that all then officers of the Company, directors of the Company and any person who owns or has the right to acquire shares of the Company’s securities which, in the aggregate, are at least One Percent (1%) of the outstanding securities of the Company enter into similar agreements.

(b) The obligations described in this Section 14 shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Act.

(c) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of the holder.

17. Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

18. Further Assurances: No Impairment. The Company agrees to fully cooperate with the holder of this Warrant to perform all additional acts reasonably requested by such holder to effect the purposes of the foregoing and the rights granted to such holder hereunder. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

19. Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

20. Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

21. Waivers; Amendments. This Warrant is one of a series of warrants issued pursuant to the Purchase Agreement of like tenor and effect. Any term, covenant, agreement or condition of this Warrant may be amended or waived if such amendment or waiver is in writing and is signed by the Company and the holders of a majority of the aggregate Warrant Coverage Amounts of all Warrants issued pursuant to the Purchase Agreement. No failure or delay by a holder in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given. Any amendment, waiver or consent effected in accordance with this Section 17 shall be binding upon the Company, each holder of a Warrant issued pursuant to the Purchase Agreement that is then outstanding, and each future holder of such a Warrant and their respective successors and assigns whether or not such party, assignee or other holder entered into or approved such amendment, waiver or consent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Warrant is executed as of the date first referenced above.

COMPANY:

FIVE9, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, this Warrant is executed as of the date first referenced above.

INVESTOR:

By:

EXHIBIT A

NOTICE OF EXERCISE

TO:	FIVE9INC.

Attention: Chief Executive Officer

1. The undersigned hereby elects to purchase             Shares of             pursuant to the terms of the attached Warrant.

2. By signing below, the undersigned, if not currently a party to the Third Amended and Restated Stockholders’ Agreement among Five9, Inc. and the other parties that are signatories thereto, as amended, modified or supplemented from time to time, (the “Stockholders’ Agreement”), shall become a party to the Stockholders’ Agreement and the signature of the undersigned on this Notice of Exercise shall constitute an agreement to be bound by the Stockholders’ Agreement as if the undersigned were an original signatory thereto as a “Holder” under the Stockholders’ Agreement. The undersigned represents and warrants to the Company that he, she or it has been provided a copy of the Stockholders’ Agreement and agrees to the foregoing.

3. Method of Exercise (Please initial the applicable blank):

•	The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

•	The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

4. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Holder)

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                  the right represented by the attached Warrant to purchase up to the number of Shares (as defined in the attached Warrant) of Five9, Inc. that equals the quotient obtained by dividing (a) the Warrant Coverage Amount (as defined in the attached Warrant and reduced by any amount with respect to which the attached Warrant has been partially exercised) by (b) the Exercise Price (as defined in the attached Warrant), and appoints             attorney to transfer such right on the books of Five9, Inc. with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of
Holder as specified on the face of the Warrant)

Address: